                                                                    EXHIBIT 12.1

                               APACHE CORPORATION
       STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)

                                                                                 NINE MONTHS ENDED
                                                                                   SEPTEMBER 30,
                                                                              ----------------------
                                                                                 2004        2003        2003        2002
                                                                              ----------  ----------  ----------  ----------
EARNINGS
   Pretax income from continuing operations before preferred
     interests of subsidiaries ........................................       $1,829,100  $1,479,190  $1,930,925  $  915,194
   Add: Fixed  charges  excluding capitalized interest and preferred
     interest requirements of consolidated subsidiaries ...............           96,510      99,810     132,820     128,730
                                                                              ----------  ----------  ----------  ----------

   Adjusted Earnings ..................................................       $1,925,610  $1,579,000  $2,063,745  $1,043,924
                                                                              ==========  ==========  ==========  ==========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
   Interest expense including capitalized interest (1) ................       $  122,495  $  131,910  $  173,045  $  155,667
   Amortization of debt expense .......................................            1,814       1,624       2,163       1,859
   Interest component of lease rental expenditures (2) ................           11,152       8,350      14,458      11,895
   Preferred interest requirements of consolidated subsidiaries (3) ...                -      11,842      11,805      19,581
                                                                              ----------  ----------  ----------  ----------
   Fixed charges ......................................................          135,461     153,726     201,471     189,002

   Preferred stock dividend requirements (4) ..........................            6,741       7,515       9,968      17,540
                                                                              ----------  ----------  ----------  ----------

   Combined Fixed Charges and Preferred Stock Dividends ...............       $  142,202  $  161,241  $  211,439  $  206,542
                                                                              ==========  ==========  ==========  ==========

Ratio of Earnings to Fixed Charges ....................................            14.22       10.27       10.24        5.52
                                                                              ==========  ==========  ==========  ==========

Ratio of Earnings to Combined Fixed Charges and Preferred Stock
 Dividends ............................................................            13.54        9.79        9.76        5.05
                                                                              ==========  ==========  ==========  ==========

                                                                                 2001        2000        1999
                                                                              ----------  ----------  ----------
EARNINGS
   Pretax income from continuing operations before preferred
     interests of subsidiaries ........................................       $1,206,863  $1,203,681  $  344,573
   Add: Fixed  charges  excluding capitalized interest and preferred
     interest requirements of consolidated subsidiaries ...............          134,484     116,190      90,398
                                                                              ----------  ----------  ----------

   Adjusted Earnings ..................................................       $1,341,347  $1,319,871  $  434,971
                                                                              ==========  ==========  ==========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
   Interest expense including capitalized interest (1) ................       $  178,915  $  168,121  $  132,986
   Amortization of debt expense .......................................            2,460       2,726       4,854
   Interest component of lease rental expenditures (2) ................            9,858       7,343       5,789
   Preferred interest requirements of consolidated subsidiaries (3) ...            8,608           -           -
                                                                              ----------  ----------  ----------
   Fixed charges ......................................................          199,841     178,190     143,629

   Preferred stock dividend requirements (4) ..........................           32,495      33,386      24,788
                                                                              ----------  ----------  ----------

   Combined Fixed Charges and Preferred Stock Dividends ...............       $  232,336  $  211,576  $  168,417
                                                                              ==========  ==========  ==========

Ratio of Earnings to Fixed Charges ....................................             6.71        7.41        3.03
                                                                              ==========  ==========  ==========

Ratio of Earnings to Combined Fixed Charges and Preferred Stock
 Dividends ............................................................             5.77        6.24        2.58
                                                                              ==========  ==========  ==========

------------------------
(1) The Company does not receive a tax benefit for $5 million of transaction costs written off to interest expense when the Company retired its preferred interests of subsidiaries in September 2003. Given the non-deductibility of the charge, $9 million of pre-tax income is required to cover the $5 million write-off. Accordingly, interest expense has been grossed up by $4 million.

(2) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32 to 34 percent applies for all periods presented.

(3) The Company does not receive a tax benefit for a portion of its preferred interests of consolidated subsidiaries. As a result, these amounts represent the pre-tax earnings that would be required to cover preferred interests requirements of consolidated subsidiaries.

(4) The Company does not receive a tax benefit for its preferred stock dividends. As a result, this amount represents the pre-tax earnings that would be required to cover its preferred stock dividends.